Exhibit 12(c)
LG&E AND KU ENERGY LLC AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

							Predeces-
	Successor (a)						sor (b)
	3 Months	Year	Year	Year	Year	2 Months	10 Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Oct. 31,
	2015	2014	2013	2012	2011	2010	2010
Earnings, as defined:
Income from Continuing Operations
Before Income Taxes	$193	$553	$551	$331	$419	$70	$300
Adjustment to reflect earnings from
equity method investments on a cash
basis (c)	(2)	(1)	(1)	33	(1)		(4)
Mark to market impact of derivative
instruments						2	(20)
	191	552	550	364	418	72	276

Total fixed charges as below	44	173	151	157	153	25	158

Total earnings	$235	$725	$701	$521	$571	$97	$434

Fixed charges, as defined:
Interest charges (d) (e)	$42	$167	$145	$151	$147	$24	$153
Estimated interest component of
operating rentals	2	6	6	6	6	1	5

Total fixed charges	$44	$173	$151	$157	$153	$25	$158

Ratio of earnings to fixed charges	5.3	4.2	4.6	3.3	3.7	3.9	2.7

121